UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  May 27, 2011

BRIDGE BANCORP, INC.

(Exact name of the registrant as specified in its charter)

New York	001-34096	11-2934195
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2200 Montauk Highway
Bridgehampton, New York	11932
(Address of principal executive offices)	(Zip Code)

(631) 537-1000

(Registrant’s telephone number)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c)

Item 2.01               Completion of Acquisition or Disposition of Assets

On May 27, 2011, Bridge Bancorp, Inc. (the “Company” or “Bridge”), the parent company of The Bridgehampton National Bank, completed the acquisition of Hamptons State Bank (“Hamptons”), as contemplated by the Agreement and Plan of Merger, as amended, (the “Merger Agreement”) among the parties.

Under the terms of the Merger Agreement, each outstanding share of Hamptons common stock was converted into the right to receive 0.3434 shares of Company common stock.  In connection with the closing, Bridge issued an aggregate of approximately 274,000 shares of Bridge common stock to Hamptons’ stockholders. The Company’s market capitalization including the shares issued in connection with the closing of the transaction was approximately $144 million based on the Company’s closing price as of May 27, 2011.  A letter of transmittal will be mailed to Hamptons’ stockholders of record with instructions on how to exchange their shares of Hamptons common stock for shares of Bridge common stock.

The foregoing is qualified in its entirety by reference to the complete text of the Merger Agreement, which is incorporated by reference to Exhibit 2.1 to this Form 8-K, and a press release dated May 26, 2011, attached as Exhibit 99.1 to this Form 8-K.

Item 9.01.           Financial Statements and Exhibits

(a)	Financial statements of businesses acquired. Not Applicable.
(b)	Pro forma financial information. Not Applicable.
(c)	Shell company transactions: Not Applicable.
(d)	Exhibits.

Exhibit 2.1

Agreement and Plan of Merger dated as of February 8, 2011 by and among Bridge Bancorp, Inc., The Bridgehampton National Bank and Hamptons State Bank, as amended (incorporated by reference to Exhibit 2.1 to Bridge’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 10, 2011) (Commission File No. 001-34096).

	Exhibit 99.1	Press Release dated May 26, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bridge Bancorp, Inc.
(Registrant)

/s/ Kevin M. O’Connor
Kevin M. O’Connor
President and Chief Executive Officer

Dated: May 27, 2011